Exhibit 99.1

For Immediate Release	Contacts:	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Dianne Douglas 310-252-2703 Dianne.Douglas@mattel.com

MATTEL REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS

Third Quarter Highlights

•	Worldwide net sales decreased 8 percent;

•	Domestic gross sales decreased 2 percent and international gross sales decreased 14 percent;

•	Worldwide gross sales for core brands: Barbie® down 8 percent; Hot Wheels® up 9 percent; Core Fisher-Price® down 4 percent and American Girl® brands up 4 percent;

•	Gross margin increased 510 basis points of net sales; SG&A increased by 300 basis points of net sales;

•	Operating income was $336.5 million compared to operating income of $315.3 million in the third quarter of 2008; and

•	Earnings per share of $0.63 vs. prior year of $0.65

EL SEGUNDO, Calif., Oct. 16, 2009 – Mattel, Inc. (NASDAQ: MAT) today reported 2009 third quarter financial results. For the quarter, the company reported net income of $229.8 million, or $0.63 per share, compared to last year’s third quarter net income of $238.1 million, or $0.65 per share.

“As expected, revenues continue to be challenging this year due to the overall economic environment, retailers tightly managing inventory, foreign exchange rates and the lack of entertainment-inspired toy lines,” said Robert A. Eckert, chairman and chief executive officer of Mattel, Inc. “That said, we are continuing to make strong progress on reducing costs, rebuilding margins and generating strong cash flow.”

Financial Overview

For the quarter, net sales were $1.79 billion, down 8 percent compared to $1.95 billion last year, including unfavorable changes in currency exchange rates of 3 percentage points. On a regional basis, third quarter gross sales decreased 2 percent in the U.S. and decreased 14 percent in international markets, including unfavorable changes in currency exchange rates of 5 percentage points. Operating income for the quarter was $336.5 million, compared to prior year’s operating income for the quarter of $315.3 million.

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Mattel Reports Third Quarter 2009 Results/Page 2 2 2

The company’s debt-to-total-capital ratio was 27.6 percent. Consistent with the seasonality of the business, during the first nine months, the company’s cash and equivalents declined by approximately $294 million. This compares to a decline of $454 million in the first nine months of 2008.

Sales by Business Unit

Mattel Girls and Boys Brands

For the third quarter, worldwide gross sales for the Mattel Girls & Boys Brands business unit were $1.08 billion, down 10 percent versus a year ago. Worldwide gross sales for the Barbie® brand declined 8 percent compared to last year, with essentially flat domestic sales offset by international declines. Worldwide gross sales for Other Girls Brands were down 19 percent, driven primarily by declines in the High School Musical™ and Polly Pocket® toy lines, partially offset by higher sales of Little Mommy® and Disney Princesses in the U.S. Worldwide gross sales for the Wheels category, which includes the Hot Wheels®, Matchbox® and Tyco R/C® brands, were down 3 percent. Worldwide gross sales for the Entertainment business, which includes Radica® and Games and Puzzles, declined 15 percent for the quarter, mostly attributable to lower sales of Radica® and toys geared to last year’s summer entertainment properties, partially offset by worldwide sales of toys supporting Disney/Pixar’s Toy Story and Toy Story 2, along with stronger U.S. sales of Disney/Pixar CARS™ related product.

Fisher-Price Brands

Third quarter worldwide gross sales for the Fisher-Price Brands business unit, which includes the Fisher-Price® Core, Fisher-Price® Friends and Power Wheels® brands, were $784.8 million, or down 6 percent versus the prior year, primarily due to declines in
Fisher-Price® Core and Fisher-Price® Friends domestically.

American Girl Brands

Third quarter gross sales for the American Girl Brands business unit, which offers American Girl® branded products directly to consumers, were $82.4 million, up 4 percent versus last year, reflecting the benefit of the opening of two new boutique stores in Boston and Minneapolis in November 2008.

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Mattel Reports Third Quarter 2009 Results/Page 3 3 3

Live Webcast

Mattel will webcast its 2009 third quarter earnings conference call at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) today. The conference call will be webcast on the “Investors & Media” section of the company’s corporate Web site, www.mattel.com. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time the morning of the call, until midnight Eastern time on October 20th and may be accessed by dialing + 1 (719) 457-0820. The passcode is 5422939.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of www.mattel.com, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

Mattel, Inc. (NASDAQ: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco R/C®, as well as Fisher-Price® brands, including Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. In 2009, Mattel is recognized among the “100 Best Corporate Citizens,” as one of the “World’s Most Ethical Companies” and as one of FORTUNE Magazine’s “100 Best Companies to Work For.” With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 29,000 people in 43 countries and territories and sells products in more than 150 nations. Mattel’s vision is to be the world’s premier toy brands—today and tomorrow.

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MAT-Corp

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended September 30,					For the Nine Months Ended September 30,
	2009		2008		Yr / Yr % Change	2009		2008		Yr / Yr % Change
(In millions, except per share and percentage information)	$ Amt	% Net Sales	$ Amt	% Net Sales		$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$1,791.9		$1,946.3		-8%	$3,475.7		$3,978.0		-13%
Cost of sales	873.3	48.7%	1,046.2	53.8%	-17%	1,805.2	51.9%	2,185.8	54.9%	-17%

Gross Profit	918.6	51.3%	900.1	46.2%	2%	1,670.5	48.1%	1,792.2	45.1%	-7%
Advertising and promotion expenses	197.1	11.0%	223.8	11.5%	-12%	371.0	10.7%	443.6	11.2%	-16%
Other selling and administrative expenses	385.0	21.5%	361.0	18.5%	7%	985.7	28.4%	1,039.2	26.1%	-5%

Operating Income	336.5	18.8%	315.3	16.2%	7%	313.8	9.0%	309.4	7.8%	1%
Interest expense	19.3	1.1%	20.4	1.0%	-5%	52.7	1.5%	53.0	1.3%	-1%
Interest (income)	(1.5)	-0.1%	(6.0)	-0.3%	-75%	(7.5)	-0.2%	(21.8)	-0.5%	-66%
Other non-operating expense (income), net	14.1		(6.2)			5.6		16.0

Income Before Income Taxes	304.6	17.0%	307.1	15.8%	-1%	263.0	7.6%	262.2	6.6%	0%
Provision for income taxes	74.8		69.0			62.7		59.0

Net Income	$229.8	12.8%	$238.1	12.2%	-3%	$200.3	5.8%	$203.2	5.1%	-1%

EPS—Basic	$0.63		$0.65			$0.55		$0.56

Average Number of Common Shares	360.8		360.9			359.5		361.3

EPS—Diluted	$0.63		$0.65			$0.55		$0.56

Average Number of Common and Potential Common Shares	361.9		361.7			360.3		362.5

Note: Beginning January 1, 2009, U.S. GAAP guidance changed the way in which certain restricted stock units are treated in the calculation of basic and diluted EPS. These requirements are to be applied retrospectively to prior periods to the extent those prior period EPS amounts appear in current SEC filings. Application of these new requirements had the effect of reducing previously reported basic and diluted EPS for the three months ended September 30, 2008 by $0.01.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
(In millions, except percentage information)	2009		2008		2009		2008
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$1,084.6		$1,211.6		$2,129.2		$2,526.2
% Change		-10%		6%		-16%		8%
Pos./(Neg.) Impact of Currency (in % pts)		-3		4		-6		6
Fisher-Price Brands	784.8		833.1		1,438.4		1,602.4
% Change		-6%		4%		-10%		0%
Pos./(Neg.) Impact of Currency (in % pts)		-2		1		-3		3
American Girl Brands	82.4		78.8		209.9		209.0
% Change		4%		11%		0%		10%
Other	4.1		4.9		10.6		11.9

Gross Sales	$1,955.9		$2,128.4		$3,788.1		$4,349.5

% Change		-8%		5%		-13%		5%
Pos./(Neg.) Impact of Currency (in % pts)		-3		2		-5		4

Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$1,955.9		$2,128.4		$3,788.1		$4,349.5
Sales Adjustments	(164.0)		(182.1)		(312.4)		(371.5)

Net Sales	$1,791.9		$1,946.3		$3,475.7		$3,978.0

% Change		-8%		6%		-13%		5%
Pos./(Neg.) Impact of Currency (in % pts)		-3		2		-4		4

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At September 30,		At Dec. 31, 2008
	2009	2008
(In millions)	(Unaudited)
Assets
Cash and equivalents	$323.7	$446.8	$617.7
Accounts receivable, net	1,450.3	1,712.8	873.5
Inventories	606.0	751.1	485.9
Prepaid expenses and other current assets	323.5	304.8	409.8

Total current assets	2,703.5	3,215.5	2,386.9
Property, plant and equipment, net	513.2	525.2	536.2
Other noncurrent assets	1,772.4	1,783.1	1,751.9

Total Assets	$4,989.1	$5,523.8	$4,675.0

Liabilities and Stockholders’ Equity
Short-term borrowings	$159.3	$528.3	$—
Current portion of long-term debt	50.0	150.0	150.0
Accounts payable and accrued liabilities	1,116.3	1,227.5	1,071.1
Income taxes payable	11.1	45.3	38.9

Total current liabilities	1,336.7	1,951.1	1,260.0
Long-term debt	710.0	760.0	750.0
Other noncurrent liabilities	536.7	391.5	547.9
Stockholders’ equity	2,405.7	2,421.2	2,117.1

Total Liabilities and Stockholders’ Equity	$4,989.1	$5,523.8	$4,675.0

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At September 30,
(In millions, except days and percentage information)	2009	2008
Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	73	79
Total Debt Outstanding	$919.3	$1,438.3
Total Debt-to-Total-Capital Ratio	27.6%	37.3%

	Nine Months Ended September 30,
(In millions)	2009 (a)	2008
Condensed Cash Flow Data:
Cash Flows (Used For) Operating Activities	$(319)	$(667)
Cash Flows (Used For) Investing Activities	(3)	(224)
Cash Flows From Financing Activities and Other	28	437

Decrease in Cash and Equivalents	$(294)	$(454)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.